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                                  Exhibit 23.2

                           INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Primus Telecommunications Group, Incorporated

We consent to the incorporation by reference in the registration statement on Form S-8 of Primus Telecommunications Group, Incorporated of our report dated July 9, 1999, with respect to the combined balance sheets of Telegroup, Inc. and certain subsidiaries as of December 31, 1997 and 1998, and the related combined statements of operations, comprehensive losses, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A of Primus Telecommunications Group, Incorporated filed with the Securities and Exchange Commission on August 2, 1999.

Our report dated July 9, 1999, contains an explanatory paragraph that states that Telegroup, Inc. has filed for protection under Chapter 11 of the United States Bankruptcy Code due to significant financial and liquidity problems. These circumstances raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/  KPMG LLP


Lincoln, Nebraska
June 15, 2000